EXHIBIT 10.86

RADIAN GROUP INC. SHORT-TERM INCENTIVE PLAN FOR EMPLOYEES

Effective as of January 1, 2025

I. Purpose. The purpose of the Radian Group Inc. Short-Term Incentive Plan for Employees (the “Plan”) is to provide a means whereby Radian Group Inc. may provide incentive compensation to eligible employees. The Plan is effective as of January 1, 2025 and shall apply to STI Awards calculated for fiscal years beginning on or after January 1, 2025. The Plan supersedes all annual short-term incentive plans of Radian and its Affiliates for fiscal years beginning on or after January 1, 2025. For the avoidance of doubt, the Plan does not modify any terms of an Executive Agreement.

II. Definitions. Whenever used in this Plan, the following terms will have the respective meanings set forth below:

2.1 “Affiliate” means each entity partially or wholly owned or controlled by Radian. Only Affiliates specified by the Committee will be participating employers in the Plan.

2.2 “Base Salary” means the regular annualized fixed rate of base compensation payable to an Employee by Radian or an Affiliate as of last day of each fiscal year. Base Salary shall not include awards under this Plan, awards under any cash or equity plan, overtime or premium pay, or any other awards or payments.

2.3 “Board” means the board of directors of Radian

2.4 “Cause” means any of the following conduct by a Participant, as determined in the sole discretion of the Chief Executive Officer of Radian and the Chief Human Resources Officer of Radian: (a) indictment for, conviction of, or pleading nolo contendere to, a felony or a crime involving fraud, misrepresentation, or moral turpitude (excluding traffic offenses other than traffic offenses involving the use of alcohol or illegal substances); (b) fraud, dishonesty, theft, or misappropriation of funds in connection with the Participant’s duties with Radian and its Affiliates; (c) material violation of Radian’s Code of Conduct or employment policies, as in effect from time to time; (d) a breach of any written confidentiality, nonsolicitation or noncompetition covenant with Radian or an Affiliate; or (e) gross negligence or willful misconduct in the performance of the Employee’s duties with Radian and its Affiliates. Notwithstanding the foregoing, if a Participant has an Executive Agreement, “Cause” shall have the meaning assigned to such term in the Participant’s Executive Agreement.

2.5 “Committee” means (a) the Compensation Committee, for determinations made with respect to Officers and for determinations specifically reserved for the Compensation Committee, and (b) Management, for determinations made with respect to all Employees other than Officers.

2.6 “Compensation Committee” means the Compensation and Human Capital Management Committee of the Board.

2.7 “Disability” means a physical or mental impairment of sufficient severity that the Participant is both eligible for and in receipt of benefits under the long-term disability program maintained by Radian. The date of Disability for purposes of the Plan is the date on which the Participant begins receiving such long-term disability benefits. Notwithstanding the foregoing, if a Participant has an Executive Agreement, “Disability” shall have the meaning assigned ot such term in the Participant’s Executive Agreement.

2.8 “Employee” means an employee of Radian or an Affiliate specified by the Committee who is not classified as a “temporary employee,” but excluding any person who is classified by Radian or any Affiliate as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

2.9 “Executive Agreement” means an executive employment agreement or executive severance agreement between the Participant and Radian or an Affiliate (for purposes of clarity, “executive employment agreement” and “executive severance agreement” shall not be interpreted to include offer letters, notwithstanding any terms of employment or severance in such letters).

2.10 “Good Reason” has the meaning assigned to such term in the Participant’s Executive Agreement, if any. The term “Good Reason” shall only apply to Participants who have an Executive Agreement with a Good Reason provision.

2.11 “Incentive Award Pool” means the total amount, based on performance, that is available to be allocated as STI Awards to Participants other than Officers, as determined by the Compensation Committee.

2.12 “Management” means the Chief Executive Officer of Radian and members of the executive team as designated by the Chief Executive Officer of Radian.

2.13 “Officer” means an officer of Radian as defined in the rules promulgated under Section 16 of the Securities Exchange Act of 934, as amended.

2.14 “Participant” means an Employee who is designated as a participant in the Plan pursuant to Section III for a Performance Period.

2.15 “Performance Goals” shall be established by the Compensation Committee based on one or more of the following criteria, or derivations of such criteria or such other criteria as determined by the Compensation Committee: stock price, earnings per share, price-earnings multiples, stock price to book value multiple, net earnings, operating earnings, operating pre-tax earnings, revenue or revenue growth, productivity, margin, EBITDA (earnings before interest, taxes, depreciation, and amortization), net capital employed, return on assets, return on equity, return on capital employed, growth in assets, unit volume, sales, cash flow, losses incurred, losses paid, loss ratio (including as may be measured and reported over a specified period), paid loss ratio, gains to losses on sales of assets or investments, market share, market value added, capital management, margin growth, contribution margin, labor margin, EBITDA margin, stockholder return, operating profit or improvements in operating profit, improvements in asset or financial measures (including working capital and the ratio of revenues to working capital), credit quality, risk/credit characteristics (including FICO, debt to income, or loan to value), early default experience, expense management and expense ratios, pre-tax earnings or variations of income criteria in varying time periods, economic value added, book value, book value per share, book value growth, or comparisons with other peer companies or industry groups or classifications with regard to one or more of these criteria, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, customer growth, employee retention rates, customer retention rates, customer attraction rates, geographic business expansion goals, cost targets or goals relating to acquisitions, divestitures, capital and liquidity management, portfolio and risk management, human capital management, ESG (environmental, social and governance), diversity, equity and inclusion and any other criteria that any regulatory body (e.g., Securities Exchange Commission, stock exchange) requires Radian to measure. The Performance Goals may relate to one or more business units or the performance of Radian and its subsidiaries as a whole, or any combination of the foregoing. To the extent applicable and unless the Compensation Committee determines otherwise, the determination of the achievement of Performance Goals shall be determined based on the relevant financial measure, computed in accordance with U.S. generally accepted accounting principles, and in a manner consistent with the methods used in Radian’s audited financial statements.

2.16 “Performance Period” means Radian’s fiscal year.

2.17 “Plan” means this Radian Group Inc. Short-Term Incentive Plan for Employees, as in effect from time to time.

2.18 “Radian” means Radian Group Inc. or any successor thereto.

2.19 “Release” means a release of claims described in Section 5.2.

2.20 “Retirement” unless determined by the Compensation Committee, means a Participant’s separation from service following the Participant’s (1) attainment of age 65 and completion of five years of service with Radian and its Affiliates, or (2) attainment of age 55 and completion of 10 years of service with Radian and its Affiliates, in either case other than (a) by Radian or an Affiliate for Cause, or (b) on account of death or Disability.

2.21 “Section 409A” means section 409A of the Internal Revenue Code of 1986, as amended.

2.22 “STI Award” means the short-term incentive award payable to a Participant as provided in Section 5.1(c).

2.23 “Target Incentive Award” means a target award amount established by the Committee for each Participant for a Performance Period, which will be equal to a stated dollar amount or a specified percentage of the Participant’s Base Salary, as determined in the sole discretion of the Committee.

2.24 “Target Incentive Award Pool” means the aggregate amount of all Target Incentive Award amounts established for all eligible Participants other than Officers for a Performance Period.

III. Participation; Newly Hired Employees; Transfers.

3.1 The Committee will designate the Employees who will participate in the Plan for each Performance Period. Employees are eligible for designation by the Committee if they (a) are employed by Radian or an Affiliate specified by the Committee, and (b) are not participating in any other short-term incentive plan sponsored by Radian or an Affiliate, unless otherwise specifically designated by the Committee. The Committee has sole discretion to determine which Employees will participate in the Plan.

3.2 Notwithstanding the foregoing, unless otherwise determined by the Committee, Employees who are newly hired or who are promoted or transferred into a position eligible to participate in the Plan on or after October 1st of the Performance Period shall not be eligible to participate in the Plan for such Performance Period. Employees who are newly hired or who are promoted or transferred into a position eligible to participate in the Plan before October 1st of the Performance Period shall be eligible to receive a prorated award calculated based on the relative number of days spent in the eligible position during the Performance Period, as determined by the Committee. Additionally, employees who are promoted or transferred from a position eligible to participate in the Plan into a position that is ineligible to participate in the Plan during the Performance Period shall be eligible to receive a prorated award calculated based on the relative number of days spent in the eligible position during the Performance Period.

3.3 Employees who are eligible and participating in the Plan for a Performance Period with an assigned Target Incentive Award, and who are assigned a different Target Incentive Award prior to the end of the Performance Period, will be eligible to receive a prorated STI Award calculated based on the relative number of days with the new Target Incentive Award during the Performance Period, as determined by the Committee.

IV. Performance Goals. The Compensation Committee will establish the applicable Performance Goals that Radian and/or specified Affiliates will be measured against in order to determine whether, and to what extent, STI Awards are to be payable for the Performance Period. The Performance Goals will be established and the performance criteria will be communicated in writing to eligible Participants; provided, however, specific targets may be excluded from communications to eligible Participants other than Officers as may be determined necessary and appropriate by Management. At the end of each Performance Period, the Compensation Committee will determine whether, and to what extent, such Performance Goals have been met for that Performance Period. The Compensation Committee may adjust the performance results for extraordinary items or other events or circumstances, as the Compensation Committee deems appropriate.

V. STI Award Program.

5.1 STI Awards

(a) Target Incentive Awards. At the beginning of each Performance Period, the Committee will establish a Target Incentive Award for each Participant. Unless the

Committee establishes a new Target Incentive Award for a Participant for a Performance Period, the Participant’s Target Incentive Award will be the same Target Incentive Award as in effect for the Participant for the immediately preceding Performance Period. The Target Incentive Award Pool will be equal to 100% of the Target Incentive Award amounts for the eligible Participants other than Officers for the Performance Period.

(b) Approval of STI Award Amounts.

(1) Performance Goal Achievement. At the end of the Performance Period, the Compensation Committee will determine achievement of the Performance Goals for the Performance Period. The Compensation Committee will determine how much, if any, of the Target Incentive Award Pool will be available for payment as STI Awards to Participants other than Officers based on Radian’s and its Affiliates’ achievement of the Performance Goals for the Performance Period established pursuant to Section IV. The Incentive Award Pool may range from zero to 200% of the Target Incentive Award Pool.

(2) Non-Officer STI-Awards. The Committee will allocate the Incentive Award Pool among Participants other than Officers, in its sole discretion. The Committee will take into account such criteria as the Committee deems appropriate in allocating the Incentive Award Pool, which may include the Participant’s performance rating, the Participant’s relative Target Incentive Award and other factors determined in the sole discretion of the Committee. A Participant’s STI Award may range from zero to 200% of the Participant’s Target Incentive Award amount. The total amount of the STI Awards allocated to Participants other than Officers in a Performance Period will not exceed the Incentive Award Pool established under Section 5.1(b)(1) for the Performance Period based on the performance of Radian and its Affiliates.

(3) Officer STI Awards. At the end of the Performance Period, the Compensation Committee will determine the STI Award payable to each Officer based on (i) Radian’s achievement of the Performance Goals established for the applicable Performance Period, as described above, and (ii) such Officer’s individual performance. The STI Awards for Officers, which for purposes of the clarity are not subject to the Incentive Award Pool, may range from zero to 200% of the Officer’s Target Incentive Award.

(4) A Participant has no contractual right to an STI Award. The Committee has discretion to determine whether a Participant will receive an STI Award and has discretion to determine the amount of the STI Award, if any. No STI Award is earned until the Committee has determined the amount payable and the Participant has met all of the conditions of the Plan.

(c) Payment of STI Awards. Each STI Award amount will be paid in cash to the Participant in a single lump sum payment between January 1 and March 15 following the end of the Performance Period for which the STI Award is determined. Except as provided in Sections 5.1 (d), (e) and (f), a Participant must have maintained employment with Radian or an Affiliate through the date on which the STI Award is paid as a prerequisite to earning the STI Award for the Performance Period. If no STI Award amount is allocated to a Participant for a Performance Period, the Participant will not receive an STI Award.

(d) Involuntary Termination. If, on or after the last day of the Performance Period for which an STI Award is determined but prior to the payment date for the STI Award, a Participant’s employment is terminated by Radian and its Affiliates without Cause (or the Participant terminates employment for Good Reason, in the case of a Participant who has an Executive Agreement that provides for termination on account of Good Reason), and in either case the Participant executes and does not revoke a Release, the Participant will receive his or her STI Award, as determined under Section 5.1(b), based on the achievement of the Performance Goals and the Committee’s determination. The payable amount, if any, will be paid to the Participant at the same time as STI Awards are paid to other Participants for the Performance Period.

(e) Retirement. A Participant who terminates employment with Radian and its Affiliates on account of Retirement prior to the last day of the Performance Period shall not be entitled to receive an STI Award for that Performance Period. A Participant who terminates employment on account of Retirement on or after the last day of the Performance Period and before the payment date for the STI Award will receive his or her STI Award, as determined under Section 5.1(b), based on the achievement of the Performance Goals and the Committee’s determination, provided that the Participant executes and does not revoke a Release. The payable amount, if any, will be paid to the Participant at the same time as STI Awards are paid to other Participants for the Performance Period.

(f) Death or Disability. If a Participant’s employment terminates on account of death, or a Participant incurs a Disability, before the payment date for the STI Award, the Participant will be paid a pro rata portion of the Participant’s STI Award; provided that, in the case of Disability, payment is conditioned on the Participant executing and not revoking a Release. The pro rata portion of the Participant’s STI Award that shall be paid pursuant to this Section 5.1(f), if any, shall be calculated by multiplying the amount of the Participant’s STI Award, as determined under Section 5.1(b), based on the achievement of the Performance Goals and the Committee’s determination, by a fraction, the numerator of which is the number of days during the Performance Period that the Participant was employed by Radian or an Affiliate and the denominator of which is the number of days in the Performance Period. The payable amount, if any, will be paid to the Participant, or the Participant’s personal representative in the case of death, at the same time as STI Awards are paid to other Participants.

5.2 Release. Any payment of an STI Award after the Participant’s termination of employment (except for termination of employment upon death) or on account of Disability shall be conditioned on the Participant executing and not revoking a written Release. The Release will be in a form provided by Radian and will release all claims against Radian, its Affiliates and all related parties with respect to all matters arising out of Participant's employment by Radian or an Affiliate, or the termination thereof (other than claims based upon any entitlements under the terms of this Plan or accrued benefits under any plans or programs of Radian and its Affiliates).

VI. Administration. The Committee will have full power and discretionary authority to interpret the Plan. Except as specifically provided otherwise herein, the Committee will have full power and discretionary authority to administer the Plan, to make all determinations, including all participation and award determinations, and to prescribe, amend and rescind any rules, forms or procedures as the Committee deems necessary or appropriate for the proper administration of the Plan and to make any other determinations and take such other actions as the Committee deems necessary or advisable in carrying out its duties under the Plan. Any action required of the Committee under the Plan will be made in the sole discretion of the Committee and not in a fiduciary capacity. All decisions and determinations by the Committee will be final, conclusive and binding on Radian, its Affiliates, the Participants and any other persons having or claiming an interest hereunder. All STI Awards will be awarded conditional upon the Participant’s acknowledgement, by participation in the Plan, that all decisions and determinations of the Committee will be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest in such STI Awards.

VII. General Provisions.

7.1 Transferability. No awards under this Plan may be transferred, assigned, pledged or encumbered by the Participant nor may any awards under this Plan be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights will be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Participant.

7.2 Unfunded Arrangement. The Plan is an unfunded incentive compensation arrangement. Nothing contained in the Plan, and no action taken pursuant to the Plan, will create or be construed to create a trust of any kind. Each Participant’s interest in an STI Award will be no greater than the right of an unsecured general creditor of Radian. All STI Awards will be paid from the general funds of Radian, and no special or separate fund will be established and no segregation of assets will be made to assure payment of the STI Awards.

7.3 Withholding Tax. All payments under this Plan shall be made subject to applicable tax withholding, and Radian or an Affiliate shall withhold from any payments under this Plan all federal, state and local taxes as Radian or an Affiliate is required to withhold pursuant to any law or governmental rule or regulation. The Participant shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Plan.

7.4 No Rights to Employment. Nothing in the Plan, and no action taken pursuant hereto, will give a Participant any right to continued employment. Each Participant’s employment continues to be at-will, which means that Radian or an Affiliate can terminate the Participant’s employment at any time for cause or for no cause whatsoever.

7.5 Deferrals. Radian may allow selected Participants to defer part or all of their STI Awards under a deferred compensation plan, consistent with Section 409A. If a Participant elects to defer an STI Award pursuant to a deferred compensation plan, the STI Award will be paid at the time and in the form determined under the deferred compensation plan, notwithstanding the payment terms of this Plan.

7.6 Section 409A. The Plan is intended to comply with the short-term deferral rule set forth in the regulations under Section 409A in order to avoid application of Section 409A to the Plan. If and to the extent that any payment under this Plan is deemed to be deferred compensation subject to the requirements of Section 409A, this Plan will be administered so that such payments are made in accordance with the requirements of Section 409A, including the six- month delay required for “specified employees,” if applicable. In no event shall a Participant, directly or indirectly, designate the calendar year of payment, except in accordance with Section 409A. If a payment is subject to Section 409A, is subject to execution of a Release, and could be made in more than one taxable year, based on timing of the execution of the Release, payment shall be made in the later taxable year, as required under Section 409A.

7.7 Termination and Amendment of the Plan. The Compensation Committee may amend or terminate the Plan at any time.

7.8 Successors. The Plan will be binding upon and inure to the benefit of Radian, its successors and assigns, and each Participant and his or her heirs, executors, administrators and legal representatives.

7.9 Radian Policies. All STI Awards shall be subject to any applicable clawback or recoupment policies and other policies that may be implemented by the Board from time to time.

7.10 Applicable Law.

(a) The Plan shall be construed, administered and governed in all respects under and by the applicable laws of the Commonwealth of Pennsylvania, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation to the substantive law of another jurisdiction.

(b) As a condition of participating in the Plan, each Participant irrevocably and unconditionally (1) agrees that any legal proceeding arising out of the Plan may be brought only in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Delaware County, Pennsylvania, (2) consents to the sole and exclusive jurisdiction and venue of such court in any such proceeding, and (3) waives any objection to the laying of venue of any such proceeding in any such court. The Participant also irrevocably and unconditionally consents to the service of any process, pleadings, notices, or other papers.

(c) In addition, the Plan shall be subject to any required approvals by any governmental or regulatory agencies. STI Awards shall be subject to any applicable clawback or recoupment policies and other policies that may be implemented by the Board from time to time in accordance with applicable law. Notwithstanding anything in the Plan to the contrary, the Plan, STI Awards shall be subject to all applicable laws, including any laws, regulations, restrictions, or governmental guidance that becomes applicable in the event of Radian’s or an Affiliate’s participation in any governmental programs, and the Committee reserves the right to modify the Plan as necessary to conform to any restrictions imposed by any such laws, regulations, restrictions, or governmental guidance or to conform to any applicable clawback or recoupment policies and other policies that may be implemented by the Board from time to time. As a condition of participating in the Plan and accepting payment of any STI Award, all Participants agree to any such modifications that may be imposed by the Committee.